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EXHIBIT 99.1

TEXCAL ENERGY (LP) LLC
Consolidated Financial Statements

INDEPENDENT AUDITORS' REPORT

To the Unitholders and Board of Directors
TexCal Energy (LP) LLC
Wilmington, Delaware

        We have audited the accompanying consolidated balance sheets of TexCal Energy (LP) LLC ("Successor") as of December 31, 2004 and 2005, and the related consolidated statements of operations, members' equity and cash flows for the period from the Successor's inception of operations (October 1, 2004) through December 31, 2004 and for the year ended December 31, 2005, and the statements of operations, capital deficit and cash flows of Tri-Union Development Corporation ("Predecessor" as described in Note 1 of the notes to consolidated financial statements) for the year ended December 31, 2003 and for the period from January 1, 2004 to September 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the Successor consolidated financial statements referred to above present fairly, in all material respects, the financial position of TexCal Energy (LP) LLC at December 31, 2004 and 2005, and the results of its operations and its cash flows for the period from the Successor's inception of operations (October 1, 2004) through December 31, 2004 and for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the Predecessor consolidated financial statements referred to above present fairly, in all material aspects, the results of operations and cash flows of the Predecessor for the year ended December 31, 2003 and for the period from January 1, 2004 to September 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Notes 1 and 2 to the consolidated financial statements, effective October 1, 2004, the Successor acquired a majority of the operations of the Predecessor in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial statements for the period after the acquisition are presented on a different cost basis than that for the periods before the acquisition and, therefore, are not comparable.

        As discussed in Note 6 to the consolidated financial statements, effective January 1, 2003, the Predecessor changed its method of accounting for asset retirement obligations.

BDO Seidman, LLP

Houston, Texas
March 23, 2006

TEXCAL ENERGY (LP) LLC

CONSOLIDATED BALANCE SHEETS

(In thousands)

	Successor December 31,
	2004	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,595	$20,845
Restricted cash	1,087	1,110
Accounts receivable, net of allowance for doubtful accounts of $1,335 and $605 at December 31, 2004 and 2005, respectively	6,265	16,934
Prepaid expenses and other current assets	1,013	1,687
Commodity derivatives	—	101

Total current assets	14,960	40,677

PROPERTY, PLANT AND EQUIPMENT, AT COST:
Oil and natural gas properties—full cost method	124,020	144,160
Other property and equipment	419	704

Total property, plant, and equipment	124,439	144,864
Accumulated depletion, depreciation and amortization	(1,726)	(12,442)

Net property, plant, and equipment	122,713	132,422

OTHER ASSETS:
Deferred loan costs, net	309	209
Other	1,661	809

Total other assets	1,970	1,018

TOTAL ASSETS	$139,643	$174,117

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$8,554	$10,672
Undistributed revenue payable	8,720	12,093
Accrued interest	62	25
Members' distributions	—	2,432
Commodity derivatives	4,033	—

Total current liabilities	21,369	25,222
LONG-TERM DEBT	9,000	—
ASSET RETIREMENT OBLIGATIONS	6,837	7,816

Total liabilities	37,206	33,038
COMMITMENTS AND CONTINGENCIES
MEMBERS' EQUITY:
Members' units	98,000	98,000
Accumulated earnings	4,437	43,079

Total members' equity	102,437	141,079

TOTAL LIABILITIES AND MEMBERS' EQUITY	$139,643	$174,117

See accompanying notes to consolidated financial statements.

TEXCAL ENERGY (LP) LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Predecessor		Successor
	Year Ended December 31, 2003	Nine Months Ended September 30, 2004	Inception to December 31, 2004	Year Ended December 31, 2005
REVENUES:
Oil and natural gas sales	$41,673	$31,688	$11,353	$82,336
Commodity derivative losses (realized)	(8,865)	(11,716)	(6,201)	(3,210)
Commodity derivative losses (unrealized)	(3,910)	(88)	7,207	2,975
Other	280	309	44	1,069

Total revenues	29,178	20,193	12,403	83,170

EXPENSES:
Oil and natural gas production	16,485	11,706	4,808	22,201
Transportation expense	839	520	20	172
Depletion, depreciation and amortization	6,460	4,173	1,727	10,745
Accretion of abandonment liability	3,047	1,942	132	527
General and administrative, net of amounts capitalized	6,596	3,879	1,048	3,975
Amortization of deferred loan costs	3,572	—	21	117
Interest, net	16,291	11	210	828

Total expenses	53,290	22,231	7,966	38,565

Income (loss) before reorganization costs, cumulative effect of change in accounting principle and income taxes	(24,112)	(2,038)	4,437	44,605
Reorganization costs	963	6,597	—	—

Income (loss) before cumulative effect of change in accounting principle and income taxes	(25,075)	(8,635)	4,437	44,605
Benefit for income taxes	—	18,745	—	—

Income (loss) before cumulative effect of change in accounting principle	(25,075)	10,110	4,437	44,605
Cumulative effect of change in accounting principle	11,460	—	—	—

Net (loss) income	$(36,535)	$10,110	$4,437	$44,605

See accompanying notes to consolidated financial statements.

TEXCAL ENERGY (LP) LLC

CONSOLIDATED STATEMENTS OF CAPITAL DEFICIT AND MEMBERS' EQUITY

(In thousands, except per share amounts)

	Class A Common Stock		Class B Common Stock
					Additional Paid in Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount			Total
Predecessor:
Balance, December 31, 2002	445,000	$4	65,000	$1	$26,066	$(53,176)	$(27,105)
Net loss	—	—	—	—	—	(36,535)	(36,535)

Balance, December 31, 2003	445,000	4	65,000	1	26,066	(89,711)	(63,640)
Net income	—	—	—	—	—	10,110	10,110

Balance, September 30, 2004	445,000	$4	65,000	$1	$26,066	$(79,601)	$(53,530)

	Members' Units
			Accumulated Earnings
	Units	Amount		Total
Successor:
Issuance of members' units at inception (October 1, 2004)	118,125	$98,000	$—	$98,000
Net income	—	—	4,437	4,437

Balance at December 31, 2004	118,125	98,000	4,437	102,437
Net income	—	—	44,605	44,605
Members' distributions	—	—	(5,964)	(5,964)

Balance at December 31, 2005	118,125	$98,000	$43,078	$141,078

See accompanying notes to consolidated financial statements.

TEXCAL ENERGY (LP) LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Predecessor		Successor
	Year Ended December 31, 2003	Nine Months Ended September 30, 2004	Inception to December 31, 2004	Year Ended December 31, 2005
CASH FLOW FROM OPERATING ACTIVITIES:
Net (loss) income	$(36,535)	$10,110	$4,436	$44,605
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Benefit for income taxes	—	(18,745)	—	—
Cumulative effect of change in accounting principle	11,460	—	—	—
Depletion, depreciation and amortization	6,461	4,173	1,727	10,745
Accretion of abandonment liability	3,047	1,942	132	527
Amortization of bond discounts	4,152	—	—	—
Amortization of deferred loan costs	3,571	—	21	117
Provision for doubtful accounts	194	459	—	448
Reorganization costs, net	963	6,597	—	—
Commodity derivative losses (gains)	12,776	11,804	(1,006)	235
Other	307	(24)	18	(32)
Changes in assets and liabilities, net of acquired assets and liabilities:
Accounts receivable	(638)	474	(542)	(10,638)
Prepaid expenses and other current assets	1,274	1,068	(57)	(697)
Other assets	1,299	150	(119)	378
Accounts payable and other liabilities	(15,928)	2,420	(2,387)	5,131
Pre-petition liabilities subject to compromise	35,849	122	—	—
Asset retirement obligation	(8,478)	(1,270)	—	(375)

Net cash provided by operating activities before reorganization items	19,774	19,280	2,223	50,444

OPERATING CASH FLOWS FROM REORGANIZATION
Items:
Bankruptcy related professional fees paid	(1,213)	(5,413)	—	—

Net cash provided by operating activities	18,561	13,867	2,223	50,444

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash related to acquisition of assets and liabilities	—	—	3,246	—
Expenditures for oil and natural gas properties	(4,714)	(926)	(1,210)	(22,131)
Expenditures for other property and equipment	(130)	(40)	(69)	(359)
Proceeds from sale of oil and natural gas properties	301	20	—	3,250
Proceeds from sale of other property and equipment	30	4	—	70
Cash settlements on commodity derivatives	(8,085)	(11,606)	(6,265)	(4,369)

Net cash used in investing activities	(12,598)	(12,548)	(4,298)	(23,539)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	—	—	9,000	2,000
Principal payments on long-term debt	—	—	—	(11,000)
Deferred loan costs	—	—	(330)	(16)
Payment of other liabilities	(1,798)	—	—	—
Members' distributions	—	—	—	(3,639)

Net cash provided by (used in) financing activities	(1,798)	—	8,670	(12,655)

Net increase in cash and cash equivalents	4,165	1,319	6,595	14,250
Cash and cash equivalents—beginning of period	1,542	5,706	—	6,595

Cash and cash equivalents—end of period	$5,707	$7,025	$6,595	$20,845

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$20	$10	$220	$749
Asset retirement obligation costs and liabilities	$14,082	$(51)	$7,242	$1,258
Reorganization costs accrued in accounts payable and accrued liabilities	$293	$1,395	$—	$—
Supplemental disclosure of non-cash activities:
Accrued members' distribution	$—	$—	$—	$2,324

See accompanying notes to consolidated financial statements.

TEXCAL ENERGY (LP) LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Description of the Company and Basis of Presentation

Description of the Company

        TexCal Energy (LP) LLC along with its subsidiaries (collectively the "Company" or the "Successor") is an independent oil and natural gas company. The Company's properties are comprised of a portion of the former business of Tri-Union Development Corporation ("TDC" or the "Predecessor"). The Company is engaged in the acquisition, operation and development of oil and natural gas properties located onshore in the Texas Gulf Coast region and in the Sacramento Basin of northern California.

        TexCal Energy (LP) LLC (the "Limited Partner") is a limited liability company formed in the State of Delaware in August 2003. The Limited Partner did not conduct any business activities until October 1, 2004. TexCal Energy (GP) LLC (the "General Partner") is a limited liability company formed in the State of Delaware and is wholly owned by the Limited Partner. The General Partner owns a .001% interest in three (3) subsidiaries, TexCal Energy North Cal L.P., TexCal Energy South Cal L.P. and TexCal Energy South Texas L.P., each of which is a partnership formed in the State of Texas in September 2004, hereinafter collectively referred to as "Subsidiaries," with the remaining 99.999% interest being owned by the Limited Partner. The Limited Partner is a privately held entity wholly owned by the former Noteholders of TDC (see Note 2).

Basis of Presentation

        The results of operations and cash flows and related disclosures for periods prior to October 1, 2004, the effective date of the transaction in which the Company acquired its properties from the Predecessor (the "Effective Date"), are presented as the results of the Predecessor. The financial position, results of operations and cash flows and related disclosures subsequent to the Effective Date as of and for the three months ended December 31, 2004 and for the year ended December 31, 2005 are those of the Successor.

        The consolidated financial statements of the Successor as of and from Inception (October 1, 2004) to December 31, 2004 and for the year ended December 31, 2005 reflect the acquisition of TDC under the purchase method of accounting in accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations.

        The results of the Successor are not comparable to the results of the Predecessor as they are presented on a different cost basis from that for the periods before the Effective Date. Furthermore, all amounts contained within the consolidated financial statements for the year ended December 31, 2003 and the nine months ended September 30, 2004 include oil and natural gas properties located offshore in the shallow waters of the Gulf of Mexico which were not acquired by the Successor and costs related to the bankruptcy of the Predecessor.

        In accordance with GAAP, the Predecessor has applied American Institute of Certified Public Accountants' ("AICPA") Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7"), in preparing the Consolidated Financial Statements for the year ended December 31, 2003 and for the nine months ended September 30, 2004. SOP 90-7 requires that the financial statements, for periods subsequent to the Chapter 11 filing, distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, certain revenues, expenses (including professional fees), realized gains and losses and provisions for losses that are realized or incurred in the bankruptcy proceedings are recorded in reorganization costs, net on the accompanying Consolidated Statements of Operations.

TEXCAL ENERGY (LP) LLC AND SUBSIDIARIES

Note 2—Acquisition of Certain Assets and Liabilities

        The Successor was formed to acquire certain assets, liabilities and operations of TDC and its subsidiary, Tri-Union Operating Company ("TOC"). During 2003, TDC was in default on approximately $118 million of its 12.5% senior secured notes due 2006 (the "TDC Senior Secured Notes"). Unable to pay or restructure these obligations, on October 20, 2003 TDC and TOC filed for protection under Chapter 11 ("Current Bankruptcy Case") of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas, Houston Division. TDC filed a Plan of Reorganization immediately upon commencement of the case. TDC's Plan provided for a credit bid process pursuant to the terms of a Purchase and Sale Agreement ("PSA"). The PSA provided a structure under which the Noteholders, in exchange for their Notes or any other qualified buyer bidding with cash, could purchase certain of TDC's oil and natural gas assets and certain other assets in the form of cash, accounts receivable, prepaid expenses, furniture, fixtures and equipment, restricted cash balances and other assets net of certain liabilities in the form of accounts payable, accrued liabilities and a liability associated with hedge contracts (hereinafter referred to as the "Acquisition Assets and Liabilities"). The terms of the PSA required a minimum starting bid of $98 million. In August, 2004, a structured one-day auction was held at which time the Noteholders exchanged $98 million of notes to acquire the Acquisition Assets and Liabilities (the "Acquisition").

        Effective October 1, 2004 (date of "Inception"), TDC transferred its rights, title and interest in its Texas onshore oil and natural gas assets and certain of its furniture, fixtures and equipment to TexCal Energy South Texas L.P. Also effective October 1, 2004, TDC and TOC transferred their rights, title and interest in their California oil and natural gas properties and certain of their furniture, fixtures and equipment to TexCal Energy North Cal L.P. and TexCal Energy South Cal L.P. The General Partner acquired the remaining cash and cash equivalents, restricted cash and bonds, accounts receivable, net, prepaid expenses and other assets, accounts payable and accrued liabilities and derivative contract liabilities pursuant to the terms of the PSA. Under the terms of the Plan, all of TDC's common stock was cancelled. The holders of the issued and outstanding common units of the Limited Partner are based on a pro-ration of the TDC Senior Secured Notes. Each holder of a $1,000 Note with TDC was entitled to a single Class A common unit of the Limited Partner pursuant to the rights, preferences and limitations as set forth in the Amended and Restated Limited Liability Company Agreement ("LLC Agreement") dated as of September 30, 2004. As of December 31, 2004 and 2005, 118,125 units were authorized and issued. Each holder of Class A common units of the Limited Partner is a Member in the Limited Partner.

        The Company recorded the Acquisition Assets and Liabilities at their respective fair-market values as prescribed by SFAS 141, Accounting for Business Combinations. SFAS 141 prescribes the method whereby assets acquired in exchange transactions that trigger the initial recognition of the assets acquired and any liabilities assumed or incurred, and equity shares issued are recorded. Initial members' equity was recorded at the $98 million of notes used to acquire the Acquisition Assets and

Liabilities. The table below summarizes the assets and liabilities conveyed to or assumed by the Company and its Subsidiaries as of October 1, 2004, and their fair-market values (in thousands):

Current assets	$10,279
Oil and natural gas properties	115,569
Other non-current assets	1,909

Total acquisition assets	$127,757

Accounts payable and accrued liabilities	$18,453
Derivative contracts	11,304
Members' equity	98,000

Total acquisition liabilities and members' equity	$127,757

Note 3—Summary of Significant Accounting Policies

Consolidation Principles

        The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") for all periods presented and include the accounts of the Company and its subsidiaries.

Use of Estimates

        The accompanying consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant assumptions are required in the quantification and valuation of proved oil and natural gas reserves, which as described herein may affect the amount at which oil and natural gas properties are recorded and related depreciation, depletion and amortization are calculated. Actual results could differ materially from these estimates.

Oil and Natural Gas Properties

        The Company follows the full cost method of accounting for oil and natural gas property acquisition, exploration and development activities. Under this method, all productive and nonproductive costs incurred in connection with the acquisition of, exploration for and development of oil and natural gas reserves for each cost center are capitalized. Capitalized costs include lease acquisitions, geological and geophysical work, delay rentals and the costs of drilling, completing and equipping oil and natural gas wells. Sales of oil and natural gas properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustment would significantly alter the relationship between capitalized costs and proved reserves. The Company operates within one cost center comprised of the United States of America.

        Capitalized costs of proved oil and natural gas properties are depleted on a unit of production method using estimated proved oil and natural gas reserves. The amortizable base used to calculate unit of production depletion includes estimated future development costs and dismantlement, restoration, and abandonment costs, net of estimated salvage values.

        Internal costs, including salaries, benefits and other salary related costs, which can be directly identified with acquisition, exploration or development activities are capitalized, while any costs related to production, general corporate overhead, or similar activities are charged to expense. Geological and geophysical costs not directly associated with a specific unevaluated property are included in the amortization base as incurred. Capitalized internal costs directly identified with the Predecessor's acquisition, exploration and development activities amounted to approximately $1,262,000 and $604,000 during the year ended December 31, 2003 and for the nine months ended September 30, 2004, respectively. Capitalized internal costs directly identified with the Successor's acquisition, exploration and development activities, and included in capitalized oil and natural gas properties amounted to approximately $201,000 and $769,000 for the period from Inception through December 31, 2004 and for the year ended December 31, 2005, respectively.

        The costs of unproved properties are excluded from amortization until the properties are evaluated, subject to an annual assessment of whether impairment has occurred. In determining whether impairment of unevaluated properties has occurred, management evaluates, among other factors, current oil and natural gas industry conditions, capital availability, primary lease terms of the properties, holding periods of the properties, and available geological and geophysical data. Any impairment assessed is added to the costs being amortized. Costs of drilling exploratory dry holes are included in the amortization base immediately upon determination that a well is dry. At December 31, 2004 and 2005, all of the Company's oil and natural gas properties were classified as evaluated and are included in the amortization base. The Company's proved oil and natural gas reserves were estimated by an independent petroleum engineering firm.

        The capitalized oil and natural gas property costs, less accumulated depreciation, depletion and amortization and related deferred income taxes, if any, are generally limited to an amount (the ceiling limitation) equal to the sum of (a) the present value of estimated future net revenues computed by applying current prices in effect as of the balance sheet date to estimated future production of proved oil and natural gas reserves, less estimated future expenditures (based on current costs) to be incurred in developing and producing the reserves using a discount factor of 10% and assuming continuation of existing economic conditions; and (b) the cost of investments in unevaluated properties excluded from the costs being amortized. No ceiling write down was recorded for any periods presented.

        General and administrative expenses are reported net of amounts allocated to working interest owners of the oil and natural gas properties operated by the Company, net of amounts charged for administrative and overhead costs and net of amounts capitalized pursuant to the full cost method of accounting.

Furniture, Fixtures and Equipment

        Furniture, fixtures and equipment are carried at cost. Depreciation is provided on the straight-line basis using estimated useful lives of three to ten years. At the time of a retirement or sale, the related cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is recorded to other income. Maintenance and repairs are charged to expense as incurred. Renewals, betterments and expenditures that increase the value of the property or extend its useful life are capitalized.

Settlement Receivable

        During the second quarter of 2002, TDC participated in the successful drilling and completion of a well in Grimes County, Texas. The well was brought into production during the second quarter of 2002. The title to this well was in dispute with a former shareholder of TDC. TDC favorably resolved the title dispute during its Current Bankruptcy Case and entered into a settlement agreement, the terms of which require the disputing party to repay $1.1 million expended by TDC to drill and complete the well net of funds being held in an escrow account in the amount of $430,000 and $156,000 of suspended and unpaid royalties. TDC subsequently transferred its rights and interest in the settlement to the Company. The net receivable transferred to the Company was $826,000, was subsequently reduced to $755,000 at December 31, 2004 and had a balance of $343,000 at December 31, 2005. The receivable is being repaid by the production proceeds, offset by lease operating expenses, from the well. Once the Settlement receivable is paid in full, the Company will release title to the disputed interest.

Cash Equivalents

        The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Allowance for Doubtful Accounts

        Accounts receivable are customer obligations due under normal trade terms. The Company sells its oil and natural gas production to companies involved in the transportation and refining of oil and natural gas. The Company performs continuing credit evaluations of its customers' financial condition and although it generally does not require collateral, letters of credit may be required from customers in certain circumstances.

        Senior management reviews accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible. The Company includes any accounts receivable balances that are determined to be uncollectible in the overall allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on the information available, the Company believes the allowance for doubtful accounts as of December 31, 2005 is adequate. However, actual write-offs might exceed the recorded allowance.

Financial Instruments and Concentration of Credit Risk

        Financial instruments that subject the Company to credit risk consist of accounts receivable. The receivables are primarily from companies in the oil and natural gas industry or from individual oil and natural gas investors. The Company had revenues from certain customers representing 10% or greater of total revenues were as follows:

	Predecessor		Successor
	Year Ended December 31, 2003	Nine Months Ended September 30, 2004	Inception to December 31, 2004	Year Ended December 31, 2005
Customer A	44%	52%	60%	23%
Customer B	8%	10%	13%	6%
Customer C	15%	3%	11%	—
Customer D	—	—	—	21%
Customer E	9%	14%	4%	20%
Customer F	—	—	—	12%

        Based on the general demand for oil and natural gas, the Company does not believe that a loss of any or all of these customers would have a material adverse effect on its financial condition or results of operations.

        In the case of receivables from joint interest owners, the Company may have the ability to offset amounts due against the participant's share of production from the related property.

        Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At December 31, 2004 and 2005, the Company had approximately $8.2 million and $22.1 million in excess of FDIC insured limits.

Fair Value of Financial Instruments

        The carrying values of cash and cash equivalents, accounts receivable, other assets and asset retirement obligations, as well as payables, approximate their fair values at December 31, 2004 and 2005 either due to the short term nature of the instrument or because the rates used to measure the instrument are reflective of current market rates. The fair value of the Company's credit facility is based on the current rates offered for debt with the same remaining maturities. The fair value and carrying value of the debt is $9.0 million and $0 at December 31, 2004 and December 31, 2005, respectively.

Income Taxes

  Successor

        The Limited Partner is a limited liability company. Consequently, its taxable income or loss is allocated to members in accordance with their respective percentage ownership. Therefore, no provision or liability for income taxes has been included in the accompanying consolidated financial statements.

        The Subsidiaries are limited partnerships. Consequently, they are not taxpaying entities for federal or state income tax purposes; accordingly, a provision for income taxes has not been recorded in the accompanying consolidated financial statements for the Subsidiaries. Partnership income or losses are reflected in the partners' individual or corporate income tax returns in accordance with their ownership percentages.

  Predecessor

        The Predecessor accounts for income taxes using the "liability method." Accordingly, deferred tax liabilities or assets are determined based on temporary differences between the financial statement and income tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates is recognized in income in the period such change occurs. A valuation allowance is provided for deferred tax assets to the extent realization is judged to be unlikely.

Revenue Recognition

        The Company uses the sales method of accounting for natural gas and crude oil revenues. Under this method, revenues are recognized based on actual volumes of oil and natural gas sold to purchasers. The volumes sold may differ from the volumes to which the Company is entitled based on its interests in the properties. These differences create imbalances that are recognized as a liability only when the estimated remaining reserves will not be sufficient to enable the under produced owner to recoup its entitled share through production. There are no significant balancing arrangements or obligations related to the Company's operations.

TEXCAL ENERGY (LP) LLC AND SUBSIDIARIES

Derivative Transactions

        The Company accounts for derivatives in accordance with Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB No. 133", and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" is in effect for the Company. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities measured at fair value. The accounting for changes in the fair value of a derivative depends on the use of the derivative. Derivatives that are not hedges are adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivatives are either offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value is immediately recognized in earnings.

        Currently, the Company has not designated any of its commodity price derivative contracts as hedges under FAS No. 133; therefore, the Company has recorded these contracts at their estimated fair values, and included the changes in their fair values in the accompanying consolidated statements of operations.

        If at any time, the commodity derivative contracts result in a value due from the counterparty, the Company could be exposed to credit risk in the event of nonperformance by the counterparty in the commodity price derivative contracts; however, the Company does not anticipate nonperformance by any counterparty.

Predecessor Reorganization Costs

        As a result of the Predecessor's Chapter 11 filings, the consolidated financial statements for the year ended December 31, 2003 and for the nine months ended September 30, 2004 have been prepared in accordance with SOP 90-7.

        Additionally, expenses incurred by the Predecessor as a result of its Chapter 11 reorganization have been presented separately in the consolidated statement of operations. This presentation is in accordance with SOP 90-7. The total amounts recorded for the year ended December 31, 2003 and for the nine months ended September 30, 2004 of $963,000 and $6,597,000, respectively, were comprised of the following amounts:

        Professional fees—The Predecessor was required to hire certain legal professionals to assist with its bankruptcy proceedings. These fees were $2,007,000 for the year ended December 31, 2003 and $6,647,000 for the nine months ended September 30, 2004.

        Claims Disposal—During the Predecessor's bankruptcy case, certain creditor claims were resolved. During the year ended December 31, 2003, $1,044,000 was recorded as a benefit to reorganization costs as a result of creditor claims disposal.

        Interest Income—During the nine months ended September 30, 2004, $50,000 of interest income was recorded as an offset to reorganization costs.

Note 4—Credit Facility

        On October 21, 2004, the Limited Partner, the General Partner and the Subsidiaries entered into a $50.0 million Revolving Line of Credit and Letter of Credit Facility Agreement ("Credit Facility"). The Credit Facility is secured by the oil and natural gas assets of the Company. The Credit Facility is subject to semi-annual borrowing base determinations. Initially the borrowing base was set at $25.0 million. The Credit Facility provides the Company with working capital to finance the acquisition and the development of its oil and natural gas assets. At the Company's option, interest accrues at prime rate less 25 basis points or LIBOR plus 275 basis points. Interest accrues at ..375% on the unused portion of the Credit Facility. Interest is due semi-annually beginning December 31, 2004. The entire outstanding principal balance of the Credit Facility is due and payable 3 years from the effective date of the agreement, or on October 21, 2007. As of December 31, 2005 there was no outstanding principal balance.

        On October 21, 2004, a $14.4 million letter of credit was issued as collateral representing 130% of the marked-to-market liability of TDC's outstanding derivative contracts. At December 31, 2004, the outstanding letter of credit issued as collateral for the remaining hedge contracts had been reduced to $5.2 million. The Company pays a commitment fee of 2.75% on issued letters of credit. At December 31, 2005, the Company has one $250,000 letter of credit issued and outstanding. This letter of credit has been posted as collateral to the State of Texas for the Company's plugging and abandonment obligations.

        Among other requirements, the Credit Facility contains certain financial covenants requiring the Company to maintain a ratio of no less than 1.10 to 1.00 of current assets to current liabilities, as defined. Additionally, the Company is required to maintain tangible net worth, as defined, of no less than 80% of tangible net worth at closing, or $78,400,000, plus 50% of cumulative net income less the effects of the marked-to-market hedge contracts and TDC's restructuring costs assumed by the Company. Effective March 31, 2005, the Company's funded debt to EBITDA ratio, as defined, shall not exceed 3.5 to 1.00 and that ratio shall not exceed 3.00 to 1.00 thereafter. Funded debt is defined as the principal amount of all obligations of the borrowers under the facility, and the loans then outstanding with respect to the Credit Facility together with any outstanding letters of credit. Beginning with the quarter ended June 30, 2005, the Company's general and administrative costs may not exceed 20% of net operating income, as defined, for the relevant period on a consolidated basis. At December 31, 2004 and 2005, the Company was in compliance with all of the covenants in the Credit Facility.

Note 5—Derivative Financial Instruments

        The Company may use derivative instruments to manage its exposure to commodity prices. The Company's objectives for holding derivatives are to minimize risks using the most effective methods to eliminate or reduce the impact of this exposure. Currently, the Company has not designated any of its commodity price derivative contracts as hedges under FAS No. 133; therefore, the Company has recorded these contracts at their estimated fair values and included the changes in their fair values in the accompanying consolidated statements of operations.

  Successor

        At Inception, the Company assumed TDC's remaining commodity price derivative contracts which had a marked-to-market liability of $11,304,000 on the date of acquisition. At December 31, 2004, two months of TDC's commodity price derivative contracts remained outstanding and had a marked-to-market liability value of $4,033,000. The unrealized gain associated with these contracts in the amount of $1,006,000 is included in the unrealized gain on derivatives contracts in the accompanying December 31, 2004 consolidated statement of operations. As the assumed contracts matured during 2004 and 2005, the Company paid $6,266,000 and $4,485,000 respectively to TDC's derivative counter-party. At December 31, 2005, all of the assumed TDC commodity price derivative contracts had been paid in full.

        In 2005 the Company placed additional commodity price derivative contracts with its hedge counter-party. At December 31, 2005, the Company had a receivable of $101,000 related to the settlement of its December 2005 commodity price derivative contract. In addition to the amounts paid for the assumed TDC contracts, the Company received $116,000 from its hedge counter-party in settlement of 2005 commodity price derivative contracts. At December 31, 2005, the Company had no commodity price derivative contracts in place against future production.

  Predecessor

        For the year ended December 31, 2003 and the nine months ended September 30, 2004, the Predecessor incurred losses on derivative contracts of $11,994,000 and $11,694,000, respectively. The estimated liability of $11,304,000 at September 30, 2004 associated with the oil and natural gas derivative contracts was assumed by the Company effective October 1, 2004 (see Note 2).

Note 6—Asset Retirement Obligation

        The Company follows SFAS 143, "Accounting for Asset Retirement Obligations." SFAS 143 requires that the fair value of a liability for an asset's retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement cost is capitalized as part of the carrying value of the long-lived asset. Subsequently, the asset retirement cost is amortized to expense over the useful life of the asset. The asset retirement obligation recorded relates to the expected plugging and abandonment costs of oil and natural gas wells and the removal of pipeline, compressor and related production facilities. As a result of the acquisition of oil and natural gas properties from TDC on October 1, 2004, the Company recorded a current asset retirement obligation of $531,000, a long-term retirement obligation of $6,711,000 and an increase to oil and natural gas properties of $7,242,000 based on the present value of the obligation. The present value of the retirement obligation will be accreted to full value over the remaining useful life of the Company's oil and natural gas properties and production facilities. As of December 31, 2004 and 2005, the Company had $906,000 and $467,000, respectively, classified in other assets for restricted cash and bonds pledged for the future plugging and abandonment of its oil and natural gas wells and related production facilities.

  Successor

        The changes to the Company's asset retirement obligation from Inception to December 31, 2004 and for the year ended December 31, 2005 are summarized as follows (in thousands):

Asset retirement obligation liability recognized at Inception (October 1, 2004)	$7,242
Accretion expense	132

Asset retirement obligation at December 31, 2004	7,374
Additions for new wells drilled	187
Accretion expense	526
Cash settlements for wells plugged and abandoned	(375)
Deletions for wells sold	(960)
Revisions to estimates	2,032

Asset retirement obligation at December 31, 2005	$8,784

        The current portion of asset retirement obligations of $537,000 and $968,000 at December 31, 2004 and 2005, respectively, is classified with accounts payable and accrued liabilities.

  Predecessor

        The adoption of SFAS 143 on January 1, 2003 resulted in the Predecessor recording a net-of-tax cumulative effect of change in accounting principle loss of $11,460,000, a current asset retirement obligation of $11,512,000, a long-term asset retirement obligation of $12,589,000 and an increase to oil and natural gas properties of $12,641,000.

        The changes to the Predecessor's asset retirement obligation for the year ended December 31, 2003 and for the nine months ended September 30, 2004 are summarized as follows (in thousands):

Balance at December 31, 2002	$—
Liability recognized upon adoption of SFAS 143	24,101
Additions for new wells drilled	22
Accretion expense	3,047
Cash settlements for wells plugged and abandoned	(8,478)
Revisions to estimates	1,418

Balance at December 31, 2003	20,110
Accretion expense	1,942
Cash settlements for wells plugged and abandoned	(1,270)
Revisions to estimates	(51)

Balance at September 30, 2004	$20,731

Note 7—Predecessor Income Taxes

        Deferred income taxes result from differences between the basis of assets and liabilities as measured for income tax and financial reporting purposes.

        The following reconciles statutory federal income tax with the provision for income tax for the year ended December 31, 2003 and the nine months ended September 30, 2004 (in thousands):

	2003	Nine Months ended September 30, 2004
Income tax benefit at statutory rate	$(12,422)	$(2,936)
Alternative minimum tax	—	—
Non-deductible expenses	3	1
Increase (decrease) in valuation allowance and other	12,419	(15,810)

Benefit for income taxes	$—	$(18,745)

        The benefit for income taxes for the nine months ended September 30, 2004 only relates to the expected utilization of approximately $54 million in net operating loss carryforwards from the transfer of certain oil and natural gas properties and liabilities by the Predecessor to the Successor on October 1, 2004 as more fully described in Note 2. The above benefit does not reflect any additional utilization of net operating loss carryforwards for the settlement of pre-petition liabilities in the bankruptcy proceedings.

Note 8—Commitments and Contingencies

Lease commitments

        The Successor has assumed certain of TDC's non-cancelable operating leases covering certain compression equipment and facilities and office space. Additionally, during 2005, the Company entered into a lease agreement for its current corporate office space. The following is a schedule of future minimum lease payments as of December 31, 2005 (in thousands):

Years Ending December 31,
2006	$920
2007	253
2008	274
2009	332
2010	186

$1,965

        Rent expense incurred by the Successor under operating leases amounted to $657,000 from Inception (October 31, 2004) to December 31, 2004 and $2,196,000 during the year ended December 31, 2005. Rent expense incurred by the Predecessor under operating leases amounted to $2,684,000 for the year ended December 31, 2003 and $1,697,000 for the nine months ended September 30, 2004.

  Litigation

        At December 31, 2005, the Company is a defendant in a lawsuit, assumed from TDC, for breach of contract. Another lawsuit, assumed from TDC, relating to joint interest disputes was settled during 2005.

        Arch W. Helton et al. v. Tri-Union Development Corporation, in the United States Bankruptcy Court for the Southern District of Texas, Houston Division; related to Helton v. Tri-Union, in the 80th Judicial District Court of Harris County, Texas. On May 28, 1997, Arch W. Helton and Helton Properties, Inc. and later joined by Linda Barnhill (collectively "Helton parties") filed a lawsuit against TDC alleging that TDC owed additional royalties on oil and natural gas produced beginning in February 1987 through the initiation of the lawsuit with respect to 18 acres of property in Alvin, Texas. As to the Helton parties' largest claim, TDC received a favorable decision from the Texas Railroad Commission, which has been upheld on appeal. After a trial conducted in August and September 2003, the bankruptcy court issued a ruling that resulted in the full avoidance of all of the plaintiffs' claims. The Helton parties have appealed this decision with the Fifth Circuit Court of Appeals ("Fifth Circuit"). A briefing schedule has not been set by the Fifth Circuit. Approximately $1.1 million has been segregated pursuant to bankruptcy court order in accordance with the initial plan of reorganization pending resolution of this claim. The Company acquired TDC's interest in and claim to the $1.1 million of escrowed funds and the right to defend against any further claims brought by the Helton parties. The Company intends to vigorously defend against the appeal by the Helton parties.

        Samson Lone Star Limited Partnership ("Samson"), et al v. Tri-Union Development Corporation, in the United States Bankruptcy Court for the Southern District of Texas, Houston Division. On August 31, 2004, Samson Lone Star Limited Partnership filed a lawsuit and a subsequent motion for a lifting and relief of the automatic stay, alleging that TDC's working interest in the Westbury Farms Gas Unit leases terminated because of TDC's alleged failure to consent to "save the lease" workover operations performed by Samson. TDC filed a response in opposition to the motion and engaged in discovery. The Company acquired TDC's interest in the leases and the right to defend against this matter. During August, 2005 the Company and Samson settled the lawsuit. Under the terms of the settlement agreement, all rights and interests of Tri-Union in the well, farmout leases, farmout agreement and assignments are assumed, assigned and transferred to the Company. Samson agreed to pay the Company $575,000, representing a portion of the net proceeds of production owed prior to July 1, 2005 based upon the Company's 25% working interest in the well. The Company's interest shall be a fully participating interest in the well and farmout leases. The Company shall be entitled to all net proceeds of or other funds from or attributable to its working interest in the well and farmout leases on and after July 1, 2005. Samson agreed to withdraw all claims in the bankruptcy cases and to consider all such claims resolved.

Potential litigation

        On February 24, 2006, James Cowan, a 38 year old man, was fatally injured while working as a gauger/pumper at a Company-operated well, the R. Casey No. 1 well in Madison County, Texas. Cowan was not hired or employed by the Company, but appears to have been working as a subcontractor for the Company's contract gauger/pumper. The Company entered into an agreement with the widow of James Cowan not to remove or alter the existing condition of certain equipment that may have been involved in the incident.

Regulatory and environmental contingencies

        The Company, as an owner and operator of oil and natural gas properties, is subject to various federal, state and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the lessee under an oil and natural gas lease for the cost of pollution clean-up resulting from operations and subject the lessee to liability for pollution damages. The Company maintains insurance coverage that it believes is customary in the industry, although it is not fully insured against all environmental risks.

        The Company is not aware of any environmental claims existing as of December 31, 2005, which would have a material impact on its financial position or results of operations. There can be no assurance, however, that current regulatory requirements will not change, or that past non-compliance with environmental laws will not be discovered on the Company's properties.

Note 9—Successor—Members' Equity

        The holders of the issued and outstanding Class A common units of the Limited Partner are based on a pro-ration of the TDC Senior Secured Notes. Each holder of a $1,000 Note with TDC was entitled to a single Class A common unit of the Limited Partner pursuant to the rights, preferences and limitations set forth in the Amended and Restated Limited Liability Company Agreement ("LLC Agreement") dated as of September 30, 2004. As of December 31, 2004 and 2005, 118,125 units were authorized and issued. Each holder of Class A common units of the Limited Partner is a Member in the Limited Partner. No Member by virtue of having the status of a Member has any management power over the business and affairs of the Limited Partner.

        The Limited Partner is managed by a Board of Managers as provided in the LLC Agreement. The Board of Managers consists of five (5) members. Each holder of 20% or more of the common units outstanding has the right to designate the greater of one Manager or the equivalent of one-fifth of the total number of Managers for each 20% of the common units held. The number of Managers may be increased or decreased from time to time by vote of the Board. On December 2, 2004, a resolution of the Board of Managers approved a reduction of the required number of Managers to four.

        The Limited Partner is the sole member of the General Partner. Further, the Limited Partner owns a 99.999% interest in the Subsidiaries. The business and affairs of the General Partner are managed under the direction of a Board of Managers consisting of the same four (4) individuals constituting the Board of Managers of the Limited Partner. The General Partner owns a .001% interest in the Subsidiaries. The General Partner directs the business and affairs of the Subsidiaries.

Note 10—Predecessor—Capital Stock

        On June 13, 2001, the Predecessor increased its authorized share capital to 445,000 shares of class A common stock and 65,000 shares of class B common stock. The Predecessor also effected a 238.333:1 stock split of its class A common stock. The consolidated financial statements give retroactive effect to the stock split for all periods presented. In connection with the stock split, the par value of the class A common stock decreased from $1.00 to $0.01 per share. The par value of the class B common stock is $0.01. The Predecessor's confirmed Plan cancels any and all issued and outstanding Class A and B common stock (see Note 2).

Note 11—Supplemental Oil and Natural Gas Information (UNAUDITED)

        The following information concerning the Company's natural gas and oil operations has been provided pursuant to Statement of Financial Accounting Standards No. 69, Disclosures about Oil and Gas Producing Activities. The Company's oil and natural gas producing activities are conducted onshore within the continental United States. The Predecessor's activities were conducted onshore within the continental United States and offshore Texas. The evaluations of the oil and natural gas reserves at December 31, 2003, December 31, 2004 and December 31, 2005 were estimated by independent petroleum reserve engineers. The evaluations of the oil and natural gas reserves at September 30, 2004 were estimated using the December 31 independent petroleum reserve engineer estimates updated for internal production data.

Capitalized Costs of Oil and Natural Gas Properties

        For all periods presented, all of the Predecessors' and Successors' properties were evaluated and included in the amortization base (in thousands).

  Successor

	As of December 31,
	2004	2005
Properties subject to amortization—total capitalized costs	$124,020	$144,160
Accumulated depletion and amortization	(1,686)	(12,241)

	$122,334	$131,919

  Predecessor

	As of December 31, 2003	As of September 30, 2004
Properties subject to amortization—total capitalized costs	$149,800	$150,655
Accumulated depletion and amortization	(63,714)	(67,759)

	$86,086	$82,896

Oil and Natural Gas Related Costs

  Successor

        The following table sets forth information concerning costs incurred related to the Successor's oil and natural gas property acquisition, exploration and development activities in the United States for the period from Inception to December 31, 2004 and for the year ended December 31, 2005 (in thousands):

	Inception to December 31, 2004	Year ended December 31, 2005
Property acquisition—proved	$115,569	$—
Development costs	1,210	22,131
Asset retirement costs	7,242	1,258
Proceeds from sales	—	(3,250)

	$124,021	$20,139

  Predecessor

        The following table sets forth information concerning costs incurred related to the Predecessor's oil and natural gas property acquisition, exploration and development activities in the United States for the year ended December 31, 2003 and for the nine months ended September 30, 2004 (in thousands):

	Year ended December 31, 2003	Nine Months ended September 30, 2004
Property acquisition—proved	$—	$—
Less—proceeds from sales of properties	(301)	(20)
Development costs	4,714	926
Asset retirement costs(1)	14,082	(52)

	$18,495	$854

(1)
Asset retirement costs incurred during 2003 include $12,641,000 related to the adoption of SFAS 143 on January 1, 2003.

Estimated Net Quantities of Natural Gas and Oil Reserves

  Successor

        The following table sets forth the Successor's net proved oil and natural gas reserves at December 31, 2005 and the changes in net proved oil and natural gas reserves for the period from Inception to December 31, 2004 and for the year ended December 31, 2005.

	Oil (Mbbls)	Gas (Mmcf)
Proved reserves:
Acquisition from TDC on September 30, 2004	14,133	77,948
Revisions of previous estimates	202	2,993
Production	(187)	(428)

Balance, December 31, 2004	14,148	80,513
Extensions, discoveries, and improved recoveries	379	26,812
Revisions of previous estimates	1,235	(2,369)
Sales of reserves in place	(313)	—
Production	(775)	(4,854)

Balance, December 31, 2005	14,674	100,102

Proved developed reserves at December 31, 2004	12,653	18,757

Proved developed reserves at December 31, 2005	12,819	28,557

        Of the Successor's total proved reserves as of December 31, 2004 and 2005, approximately 53% and 54%, respectively, were classified as proved developed producing, 4% and 2%, respectively, were classified as proved developed non-producing and 43% and 44%, respectively, were classified as proved undeveloped. All of the Successor's reserves are located in the continental United States.

  Predecessor

        The following table sets forth the Predecessor's net proved oil and natural gas reserves at December 31, 2003 and September 30, 2004 and the changes in net proved oil and natural gas reserves.

	Oil (Mbbls)	Gas (Mmcf)
Proved reserves:
Balance, December 31, 2002	16,935	85,662
Extensions, discoveries, and improved recoveries	25	3,016
Revisions of previous estimates	(1,442)	(1,792)
Production	(742)	(3,664)

Balance, December 31, 2003	14,776	83,222
Production	(545)	(1,985)

Balance, September 30, 2004	14,231	81,237

Proved developed reserves at December 31, 2003	13,275	24,719

Proved developed reserves at September 30, 2004	12,730	22,734

        Of the Predecessor's total proved reserves as of December 31, 2003 and September 30, 2004, approximately 54% and 52%, respectively, were classified as proved developed producing, 7% and 7%, respectively, were classified as proved developed non-producing and 39% and 41%, respectively, were classified as proved undeveloped. All of the Predecessor's reserves are located in the continental United States.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Natural Gas Reserves

        The following summarizes the policies used in the preparation of the accompanying oil and natural gas reserve disclosures, standardized measures of discounted future net cash flows from proved oil and natural gas reserves and the reconciliations of standardized measures from year to year. The information disclosed, as prescribed by the Statement of Financial Accounting Standards No. 69, is an attempt to present the information in a manner comparable with industry peers.

        The information is based on estimates of proved reserves attributable to the Company's or the Predecessor's interest in oil and natural gas properties as of December 31 (or September 30) of the years presented. The December 31 estimates were prepared by independent petroleum engineers. Proved reserves are estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Estimates as of September 30, 2004 were developed using December 31 estimates from independent petroleum reserve engineers updated for internal production and pricing data and operating and development costs during the period.

        The standardized measure of discounted future net cash flows from production of proved reserves was developed as follows:

        (1)   Estimates are made of quantities of proved reserves and future periods during which they are expected to be produced based on period-end economic conditions.

        (2)   The estimated future cash flows are compiled by applying period-end prices of crude oil and natural gas relating to the Company's proved reserves to the period-end quantities of those reserves.

        (3)   The future cash flows are reduced by estimated production costs, costs to develop and produce the proved reserves and abandonment costs, all based on period-end economic conditions.

        (4)   Future income tax expenses are based on period-end statutory tax rates giving effect to the remaining tax basis in the oil and natural gas properties, other deductions, credits and allowances relating to the Company's proved oil and natural gas reserves.

        (5)   Future net cash flows are discounted to present value by applying a discount rate of 10%.

        The standardized measure of discounted future net cash flows does not purport, nor should it be interpreted, to present the fair value of the Company's oil and natural gas reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

        The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves is as follows and does not include cash flows associated with hedges outstanding at each of the respective reporting dates (in thousands).

  Successor

	As of December 31,
	2004	2005
Future cash inflows	$1,078,704	$1,684,326
Future production costs	(348,127)	(509,798)
Future development costs	(77,727)	(93,302)
Future income taxes	(195,966)	(355,107)

Future net cash flows	456,884	726,119
10% annual discount for estimated timing of cash flows	(236,440)	(351,555)

Standardized measure of discounted future net cash inflows	$220,444	$374,564

  Predecessor

	As of December 31, 2003	As of September 30, 2004
Future cash inflows	$948,078	$1,086,438
Future production costs	(314,924)	(302,699)
Future development costs	(79,782)	(78,856)
Future income taxes	(174,696)	(232,513)

Future net cash flows	378,676	472,370
10% annual discount for estimated timing of cash flows	(186,622)	(233,525)

Standardized measure of discounted future net cash inflows	$192,054	$238,845

        The following table summarizes changes in the standardized measure of discounted future net cash flows (in thousands).

  Successor

	As of December 31,
	2004	2005
Beginning of period	$214,084	$220,444
Revisions to previous estimates	9,306	14,842
Changes in prices and production costs	(24,022)	142,596
Changes in future development costs	15	17,775
Development costs incurred during the period	1,210	22,131
Extensions, discoveries and improved recovery, net of related costs	—	85,639
Sales of oil and natural gas, net of production costs	(6,525)	(59,962)
Accretion of discount	27,822	30,776
Net change in income taxes	28,232	(86,512)
Sales of reserves in place	(4,156)	—
Purchases of reserves in place	—	—
Production, timing and other	(25,522)	(13,165)

End of period	$220,444	$374,564

  Predecessor

	As of December 31, 2003	As of September 30, 2004
Beginning of period	$166,196	$192,054
Revisions to previous estimates	(18,765)	—
Changes in prices and production costs	36,081	85,805
Changes in future development costs	7,488	—
Development costs incurred during the period	6,154	874
Extensions, discoveries and improved recovery, net of related costs	2,740	7,439
Sales of oil and natural gas, net of production costs	(15,484)	(19,461)
Accretion of discount	24,167	35,436
Net change in income taxes	(10,688)	(29,384)
Sales of reserves in place	—	—
Purchases of reserves in place	—	—
Production, timing and other	(5,835)	(33,918)

End of period	$192,054	$238,845

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INDEPENDENT AUDITORS' REPORT
TEXCAL ENERGY (LP) LLC CONSOLIDATED BALANCE SHEETS (In thousands)
TEXCAL ENERGY (LP) LLC CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands)
TEXCAL ENERGY (LP) LLC CONSOLIDATED STATEMENTS OF CAPITAL DEFICIT AND MEMBERS' EQUITY (In thousands, except per share amounts)
TEXCAL ENERGY (LP) LLC CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
TEXCAL ENERGY (LP) LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
TEXCAL ENERGY (LP) LLC AND SUBSIDIARIES
TEXCAL ENERGY (LP) LLC AND SUBSIDIARIES